Exhibit 10.20

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered into as of the 25th day of October, 2012 (the “Effective Date”), and is by and between POWERVERDE, INC., a Delaware corporation (the “Company”), and WASTE HEAT SOLUTIONS, LLC, a California limited liability company (the “Consultant”).

R E C I T A L S

A.	HANK LEIBOWITZ, the principal of the Consultant (the “Principal”) is an expert in the field of advanced energy systems; and

B.	The Principal possesses knowledge and skills which the Company believes will be of substantial benefit to its operations and success; and the Company wishes for the Consultant, through Principal, to provide design engineering consulting and other technical services to the Company according to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

1.          Consulting Services. The Company hereby retains the Consultant to provide the services described herein on the terms and conditions set forth herein, and the Consultant agrees to provide such services exclusively through Principal.

2.          Duties of Principal. During the Consulting Period (as defined in Section 3, below), the Consultant shall cause the Principal to diligently provide such design engineering and other technical services (the “Services”) as may be reasonably assigned to the Principal by the CEO of the Company and to exercise such power and authority as may from time to time be delegated to the Principal by the CEO. The Principal’s duties will be described in a Company job description, or will otherwise be determined by the Company after consultation with the Principal. During the Consulting Period, the Principal will faithfully carry out his responsibilities and provide services to the Company on a part-time basis at such hours as may be necessary for the Principal to perform effectively the responsibilities of the position. In addition, the Principal shall act in accordance with (i) standing instructions for the position which may be issued by the Company from time to time; (ii) all reasonable and lawful requests, directions and/or restrictions imposed by the Company; and (iii) all policies of the Company as prescribed from time to time. Upon termination of the Consulting Period, the Principal shall return all Company equipment and other Company property in the Principal’s possession, custody or control.

3.          Term. The Consultant shall provide the Services to the Company commencing on the Effective Date of this Agreement. The Agreement shall continue for a period of one year (the “Initial Term”), unless this Agreement is terminated first pursuant to Article 6. If not previously terminated, at the end of the Initial Term the Agreement shall be automatically renewed for an additional term of one year, and it shall similarly be renewed on future one-year anniversary dates (“Renewal Terms”) until the Agreement is terminated pursuant to Article 6. The entire term of the Agreement (comprised of that part of the Initial Term, and any Renewal Terms, prior to termination) shall be referred to in this Agreement as the “Consulting Period.” For all purposes of the Agreement, no termination of the Consulting Period shall be deemed to have occurred if the Consultant’s Services are transferred during the Consulting Period to any business entity which is an Affiliate of the Company. As used in this Agreement, the term “Affiliate” means, with respect to any specified person or entity (“Person”), any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

4.          Compensation.

(a)        Base Compensation. The Consultant shall receive compensation from the Company during the Initial Term in the amount of $5000 per month through February 2013 and $7500 per month thereafter (the “Compensation”). The Compensation shall be payable without any deductions by the Company on the first day of each month. Consultant and Principal shall be solely responsible for payment of all income and withholding taxes applicable to the Compensation. After the Initial Term, the Company may increase the Consultant’s Compensation in its sole discretion.

(b)        Stock Options.

             (i)          The Consultant shall be granted a 10-year option (the “First Option”) to purchase from the Company 500,000 shares of Common Stock, at an exercise price of $.56 per share. The parties shall execute a separate Stock Option Agreement (the “First Stock Option Agreement”) as of the Effective Date, and the First Stock Option Agreement will more fully describe the Principal’s stock option rights. The shares of stock that may be purchased upon the exercise of the First Option shall be fully vested upon the execution of this Agreement.

             (ii)         The Consultant shall be granted a 10-year option (the “Second Option”) to purchase from the Company 500,000 shares of Common Stock, at an exercise price of $.56 per share. The parties shall execute a separate Stock Option Agreement (the “Second Stock Option Agreement”) as of the Effective Date, and the Second Stock Option Agreement will more fully describe the Consultant’s stock option rights. The shares of stock that may be purchased upon the exercise of the Second Option are referred to in this Agreement as the “Second Option Shares.” The Second Option will be exercisable beginning six months from the date of this Agreement, provided that the Principal continues to provide Services to the Company through such date. The Second Option shall terminate in the event that this Agreement is terminated or the Principal ceases performing the Services within six months from the date hereof based on termination by the Company for breach by Consultant or voluntary termination by Consultant.

             (iii)        The First Option and Second Option shall be transferred to Principal’s estate in the event of Principal’s death.

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(c)        Bonus.

            Consultant shall be eligible for performance-based bonus compensation, to be determined by the Company’s Board of Directors in its discretion.

5.          Expense Reimbursement.

Subject to such reasonable rules and guidelines as the Company may from time to time adopt for its executives and consultants generally, the Company shall reimburse the Consultant for all reasonable expenses actually paid or incurred by the Consultant during the Consulting Period in the course of and pursuant to the business of the Company. The Consultant shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

6.          Termination of Agreement.

(a)        Termination. The Company and/or Consultant shall have the right to terminate this Agreement at any time without Cause immediately upon 30 days’ prior written notice thereof. The Company shall have the right to terminate this Agreement at any time for Cause without prior notice thereof. Cause shall include, but is not limited to, the Principal resigning or being removed from the employ of the Consultant, as well as the Principal refusing to provide Services to the Company in accordance with the terms and conditions of this Agreement. The Consulting Period shall terminate automatically upon the dissolution of the Consultant or the Principal’s death.

(b)        Payment(s) to Consultant Following Termination. Upon the termination of this Agreement hereunder for any reason, the Company shall only be obligated to pay to the Consultant on the date of such termination (i) the Consultant’s Compensation accrued through the date of termination and (ii) in the event of termination by the Company without cause, three months’ Compensation. The Company shall have no further liability hereunder (other than for reimbursement of reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5 above).

(c)        Resignation. Upon any notice of termination of the Agreement pursuant to this Article 6, the Principal or any representative of the Consultant shall automatically and without further action be deemed to have resigned as an officer and/or director of the Company if the Principal or a representative of the Consultant was then serving in any such position, and if required by the Company, the Consultant hereby agrees to cause the immediate execution of a resignation letter by the Principal or Consultant’s representative to the Company.

(d)        Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

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7.          Restrictive Covenants.

(a)        Confidentiality. Except as required in the performance of the Services, Consultant shall not directly or indirectly use or disclose any Trade Secret Information (as defined below), either during or after the Consulting Period for so long as such information remains Trade Secret Information as defined herein. Except as required in the performance of Consultant’s work for the Company, during the Consulting Period and for a period of two years thereafter (the “Restrictive Period”), Consultant shall not directly or indirectly use or disclose any Confidential Information (as defined below), and not circumvent, avoid, bypass, or obviate, directly or indirectly, the intent of this Agreement. The Consultant agrees that the Confidential Information is the exclusive property of the Company and in furtherance thereof, the Consultant covenants with the Company not to engage in any conversations, negotiations, correspondence or any transactions with respect to the Confidential Information, or take any other actions involving the Confidential Information, whether directly or indirectly, or whether on the account of the Consultant and/or Principal or not, which will not be in the best interests of the Company or will not be within the intent of this Agreement, without express written consent of the Company, which consent shall be in the sole discretion of the Company and which consent may be unreasonably withheld.

As used herein, “Trade Secret Information” means any information possessed by the Company which derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use. For purposes of this Agreement, “Trade Secret Information” includes both information disclosed to Consultant by the Company and information otherwise acquired or developed by Consultant in the course of its service to the Company. As used herein, “Confidential Information” means any information possessed by the Company which is not readily ascertainable by proper means by other persons, regardless of whether such Confidential Information has independent economic value. Any information that Consultant can demonstrate is publicly available through no fault of Consultant or others with a duty or other obligation of confidentiality to the Company (contractual or otherwise), is not Trade Secret Information or Confidential Information within the meaning of this Agreement.

Notwithstanding anything else in this Agreement, Trade Secret Information shall include, but is not limited to: (i) information concerning the Company’s management, financial condition, financial operation, purchasing activities, pricing formulas, existing and contemplated products and services, sales activities, marketing research, marketing plans, marketing activities, and business plans; (ii) information acquired or compiled by the Company concerning actual or prospective customers, including, but not limited to, their identities, their business operations, their finances, the identity and quantity of products or services purchased from the Company, and other unpublished information furnished by or about them to the Company; (iii) the Company’s software (including source code, object code and related documentation), its software requirements and design documentation, its product development plans, its security procedures, methods and vulnerabilities (including, without limitation, all passwords and user ids), the algorithms, methods and procedures used within the Company’s software, and all ideas and proposals, whether generated internally or not, relating to the design, operation, implementation, use and maintenance of the Company’s software; (iv) all Inventions (as defined in Section 7(c)(2), below), regardless of whether such Inventions have been reduced to practice or are subject to patent protection; and (v) all other types and categories of information (in whatever form) with respect to which, under all the circumstances, Consultant knows or has reason to know that the Company intends or expects secrecy to be maintained and as to which the Company has made reasonable efforts to maintain secrecy.

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The Company may, from time to time, inform Consultant of restrictions upon the use or disclosure of specified information which has been licensed or otherwise disclosed to the Company by third parties pursuant to license or confidential disclosure agreements which contain restrictions upon the use or disclosure of such information. Consultant agrees that such information shall be treated as Confidential Information under this Agreement, and, in addition, Consultant agrees to abide by the restrictions upon use and/or disclosure contained in such agreements.

Consultant shall not directly or indirectly use or disclose to the Company any confidential or proprietary information belonging to others, and Consultant represents that this Agreement does not and will not require the use or disclosure of such information or the violation of any confidential relationship with any third party.

(b)        Other Property of the Company. All documents, encoded media, and other tangible items provided or made accessible to Consultant by the Company, or generated or created by Consultant in connection with any business activity of the Company, are and shall remain the property of the Company.

Upon termination of this Agreement, Consultant will promptly deliver to the Company all such documents, media, and other items in Consultant’s possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein.

Neither Consultant nor Principal will have nor claim any right, title, or interest in any Invention, patent, copyright, trademark, service mark or trade name (or any application released thereto) owned or used by the Company.

(c)        Ownership of Developments.

             (1)        Work Product. All work, writing, material, copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, Inventions (as defined below), processes, or works of authorship developed or created by Consultant or Principal during the course of performing work for the Company or its clients, including, but not limited to, CHP, CCHP, waste heat systems, Rankin cycle technologies, renewable technologies and power consumption technologies, (collectively, “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Consultant for hire for the Company within the meaning of Title 17 of the United States Code; provided, however, that Work Product shall not include developments and creations to the extent that they are applicable to generators with capacity over 300kW (“Large Generators”). To the extent the Work Product may be considered work made by the Consultant for hire for the Company, the Consultant hereby assigns and shall cause the Principal to assign all right title and interest the Consultant and/or Principal has or may have in such Work Product to the Company, and Consultant further agrees to and shall cause the Principal to execute any assignments or similar documents requested by the Company in the future to further evidence and document the Company’s rights in and to any Work Product, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

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For the purposes of this Section 7(c), “Work Product” shall include, without limitation, all work relating in any way to the business of the Company that is conceived or created, in whole or in part, by the Consultant and/or Principal during the Consulting Period, regardless of whether such creation is performed during normal working hours or with the use of Company equipment, all copies of such work in any medium whatsoever in the Consultant and/or Principal’s control or possession, and all derivative works of such work authored in whole or in part by the Consultant and/or Principal, with the exception of work involving Large Generators.

(2)         Inventions. As used herein, “Invention” means any discovery, improvement, innovation, idea, formula, or shop right (whether or not patentable, whether or not put into writing, and whether or not put into practice) made, generated, or conceived by Consultant and/or Principal (whether alone or with others, whether or not patentable, whether or not put into writing, and whether or not reduced to practice) during the Consulting Period that relates in any way to the Company’s products, services, market, business methods, operations or product plans, with the exception of inventions to the extent applicable to Large Generators. For purposes of this Agreement, any Invention relating to the business of the Company or to the Company’s actual or demonstrably anticipated research or development with respect to which Consultant and/or Principal files a patent application within one year after termination of the Consulting Period shall be presumed to be an Invention conceived by Consultant and/or Principal during the Consulting Period, rebuttable only by accurate, written and duly corroborated evidence that such Invention was not first conceived by Consultant and/or Principal until after the termination of the Consulting Agreement.

Consultant further agrees and shall cause Principal to agree that all Inventions generated, made or conceived by Consultant and/or Principal during the Consulting Period shall also be solely owned by the Company, and Consultant and Principal hereby irrevocably assign to the Company all of its/his right, title and interest in and to any and all Inventions. Consultant shall promptly disclose all Inventions to the Company in writing.

Consultant further agrees and shall cause Principal to agree to execute any assignments or similar documents requested by the Company to further evidence and document the Company’s rights in and to any Inventions, and to cooperate with Company, at the Company’s expense, in obtaining letters patent or equivalent protection for such Inventions in any and all locations and jurisdictions Company may choose in its sole discretion throughout the world, and to do so without any requirement of further consideration, even if such request is made after this Agreement expires or terminates.

        (d)        Definition of Company. Solely for purposes of this Article 7, the term “Company” also shall include any existing or future subsidiaries of the Company.

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        (e)        Covenant Not to Compete. (i) During the Consulting Period and for one year thereafter, Consultant shall not and shall cause Principal to not, as an employee, officer, director, contractor, broker, distributor, advisor, consultant, or owner, or in any other capacity, directly or indirectly participate or assist in: (A) the design, development, production, marketing or sales of any product or service competitive with any product or service which the Company markets or plans to market at the time of termination of the Consulting Period; or (B) the management or financing of a business enterprise engaged in any such activities. The geographic territory within which Consultant and Principal will refrain from such activities shall be the United States of America, the countries which are members of the European Union and any other geographic territory within which the Company or any Company agent or representative markets or plans to market any such products or services at the time of termination of the Consulting Period (“Restricted Area”). Notwithstanding the foregoing, the restrictions of this Section 7(e) shall not apply to work and business relating to Large Generators. Notwithstanding the foregoing, the restrictions set forth in this Section 7(e) shall not apply in the event that Consultant’s services are terminated by the Company without cause.

(f)        Non-Solicitation of Customers. During the one-year period after the date of termination of the Consulting Period, Consultant shall not and shall cause Principal to not, directly or indirectly, either (i) solicit, divert, take away or accept, or attempt to solicit, divert, take away or accept, the business of any Restricted Customer (as defined below) for any product or service (other than Large Generators) offered by the Company within the Restricted Area; or (ii) attempt or seek to cause any Restricted Customer to refrain, in any respect, from acquiring from or through the Company any product or services (other than Large Generators) offered by the Company within the Restricted Area. As used herein, the term “Restricted Customer” means any customer to whom or to which goods or services were provided by the Company during the two-year period prior to the Consulting Period, and any potential customer of the Company that the Company solicited during the one-year period prior to the date of termination of the Consulting Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 7(f) shall not apply in the event that Consultant’s services are terminated by the Company without cause.

(g)        Non-Solicitation of Employees. During the one-year period after the date of termination of the Consulting Period, Consultant shall not and shall cause Principal to not, as to work within the Restricted Area, directly or indirectly solicit, request or induce any employee of the Company to terminate employment with the Company and seek employment with another firm other than the Company; provided, however, that a general advertisement in a medium of general public circulation with respect to a particular employment position that is not targeted at any one or more the employees of the Company will not violate the covenants of this Section. Notwithstanding the foregoing, the restrictions set forth in this Section 7(g) shall not apply in the event that Consultant’s services are terminated by the Company without cause.

(h)        [intentionally deleted]

(i)         Requests for Clarification. In the event Consultant is uncertain as to the meaning of any provision of this Agreement or its application to any particular information, item or activity, Consultant shall inquire in writing to the CEO of the Company, specifying any areas of uncertainty. The Company will respond in writing within a reasonable time and will endeavor to clarify any subject of uncertainty, including such things as whether it considers particular information to be its Trade Secret Information or whether it considers any particular activity or employment to be in violation of this Agreement.

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(j)         Notice to Subsequent Employers and Contractors. For a period of one year after termination of the Consulting Period, Consultant shall and shall cause Principal to inform any prospective new employer or contractor (before accepting employment or entering into a services agreement) of the terms of this Agreement. In addition, it is agreed that the terms of this Agreement are not confidential, and that the Company may disclose the provisions of this Agreement, without any liability whatsoever, to any person, including, without limitation, one that is engaged in a business relationship with Consultant and/or Principal, and may indicate that it is believed that Consultant and/or Principal is in violation of this Agreement.

(k)        Acknowledgment by Consultant and Principal. The Consultant acknowledges and confirms and shall cause the Principal to acknowledge and confirm that (i) the restrictive covenants contained in this Article 7 are reasonably necessary to protect the legitimate business interests of the Company; and (ii) the restrictions contained in this Article 7 (including, without limitation, the length of the term of the provisions of this Article 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind.

(l)         Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

(m)       Survival. The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

8.          Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Consultant and/or Principal of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Consultant recognizes and hereby acknowledges that the Company shall be entitled to seek an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Consultant and/or the Principal or any of the Consultant and/or Principal’s Affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9.          Assignment. Neither party shall have the right to assign or delegate the Consultant’s rights or obligations hereunder, or any portion thereof, to any other person.

10.        Governing Law. This Agreement shall be construed and enforced according to the laws of the State of Florida. The parties agree to accept any service of process by mail and accept the exclusive jurisdiction and venue of the state and federal courts located in Miami-Dade County, Florida, with respect to any and all litigation arising out of this Agreement and the Services and transactions contemplated hereby. Each party irrevocably waives any argument to the effect that any such court is an inconvenient forum.

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11.        Entire Agreement; Amendment. This Agreement and the relevant Stock Option Agreements referred to herein constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings and arrangements, both oral and written, between the Consultant and/or Principal and the Company (or any of its Affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Consultant.

12.        Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three days after deposit in the U.S. mail. Notice shall be sent: (i) if to the Company, addressed to PowerVerde, Inc., 420 S. Dixie Highway, Suite 4B, Coral Gables, Florida 33146, Attention: Richard H. Davis, CEO, and (ii) if to the Consultant, addressed to Waste Heat Solutions, LLC 2010 Crow Canyon Pl., Suite 300, San Ramon, CA 94583 Attention: Hank Leibowitz, President, or to such other address as either party hereto may from time to time give notice of to the other.

13.        Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

14.        Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law.

15.        Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

16.        Damages. Nothing contained herein shall be construed to prevent the Company or the Principal from seeking and recovering from the other damages sustained by either or both of them as a result of its or his or her breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then each party shall pay its own court costs and attorneys’ fees related thereto.

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17.        Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.        Applicability to Principal Where the context reasonably requires, all references herein to Consultant shall include Principal and vice versa, and Consultant shall cause Principal to comply with all terms and conditions of this Agreement applicable to Consultant.

[Signatures Begin on Following Page.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

POWERVERDE, INC.

By:	/s/ Richard H. Davis
Richard H. Davis, CEO

CONSULTANT:

WASTE HEAT SOLUTIONS, LLC

By:	/s/ Hank Leibowitz
Hank Leibowitz, President

JOINDER

The undersigned Principal of Consultant joins in the foregoing Agreement for purposes of Section 7 thereof.

/s/ Hank Leibowitz
Hank Leibowitz
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